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                                                                    EXHIBIT 99.2

FOR IMMEDIATE RELEASE

        VOICESTREAM WIRELESS CORPORATION'S WHOLLY OWNED SUBSIDIARY, OMNIPOINT CORPORATION, REDEEMS 7% CONVERTIBLE PREFERRED STOCK

BELLEVUE, WA. - April 9, 2001 - VoiceStream Wireless Corporation, a Delaware corporation ("VoiceStream"), announced today that its subsidiary, Omnipoint Corporation, a Delaware corporation ("Omnipoint"), will redeem all 1,590,041 outstanding shares of its 7% Cumulative Convertible Preferred Stock. Omnipoint issued a Notice of Redemption to the holders of the Preferred Stock, which states that it will redeem all outstanding shares of Preferred Stock on May 1, 2001. The Preferred Stock is held in the form of Depositary Shares, each of which represents 1/20th of a share of Preferred Stock. Each Depositary Share will be redeemed for $52.00 in cash. In lieu of redemption, holders of the Preferred Stock can convert all or any portion of their shares prior to 5:00 p.m., New York City time, May 1, 2001. Holders who convert by that time will receive 1.3257 shares of VoiceStream common stock plus $12.86 in cash, per Depositary Share being converted. The transfer agent for the Preferred Stock is HSBC Bank USA.

Additional information concerning the terms of the redemption and copies of the related documents may be obtained from HSBC at (212) 658-6433.

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About VoiceStream Wireless Corporation

Based in Bellevue, WA, VoiceStream Wireless Corporation (NASDAQ: VSTR) is a leading provider of digital wireless communications in the United States. VoiceStream uses and operates the Global System for Mobile (GSM) communications technology platform. Adopted by 158 countries, GSM accounts for approximately 70 percent of the total digital wireless market. VoiceStream is the only U.S. wireless telecommunications provider with a national GSM wireless technology network, which gives customers the choice of using their VoiceStream number when traveling internationally and supports roaming capabilities for other GSM customers traveling to the United States. For more information, go to www.voicestream.com

This press release does not constitute a redemption notice for the Convertible Preferred Stock, which is made solely by the Notice of Redemption dated April 9, 2001.